UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20459

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 28, 2005 (April 26, 2005)
Date of Report (Date of earliest event reported)

TYLER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10485	75-2303920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
(Address of principal executive offices)

(972) 713-3700
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

     The information contained in Item 5.02 of this Current Report on Form 8-K is incorporated herein.

Item 2.05 Costs Associated with Exit or Disposal Activities

     On April 27, 2005, the Company announced that, because of recent unsatisfactory performance of its appraisal services division and appraisal and tax software business, the Company was making significant organizational changes to those areas of its business. The goal of the reorganization is to bring costs in line with expected levels of revenue while improving the efficiency of the Company’s organizational structure to ensure that customers continue to receive quality products and superior service.

     Recognizing that the size of the appraisal services business is likely to be smaller than expected in coming quarters, the Company is reorganizing that division to eliminate levels of management and reduce overhead expense. The Company has also taken action to reduce headcount and costs in the appraisal and tax software division. The course these collective of actions will include the elimination of approximately 125 employee positions, some of which are being eliminated in connection with the scheduled completion of appraisal projects. Additionally, the Company has made changes in both divisional management personnel and organizational structures at those business units.

     In addition, the Company has taken action to reorganize its corporate office to consolidate certain senior management positions with the goal of maintaining an efficient organization that facilitates active engagement in the developments at the divisional level. See Item 5.02.

     In connection with the reorganization, the Company will incur certain one-time charges in the second quarter of 2005. Those charges, which are primarily comprised of employee severance costs and will be payable in cash, are estimated to total between $1.4 million and $1.6 million, before income taxes. The personnel reductions described above should lead to cost savings of approximately $7.0 million on an annualized basis.

     The material components of the reorganization were finalized and communicated to affected employees by April 26, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On April 26, 2005, Brian K. Miller was appointed Senior Vice President and Chief Financial Officer, replacing Theodore L. Bathurst. Mr. Miller, 46, joined Tyler as Chief Accounting Officer and Treasurer in 1997 and has served as Vice President – Finance and Treasurer since 1999. Mr. Miller has an employment agreement with the Company, which provides for a severance payment equal to one year of his current base salary if he is terminated for any reason other than cause. In connection therewith, Mr. Bathurst’s employment agreement, dated October 7, 1998, was terminated.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYLER TECHNOLOGIES, INC.
Date: April 28, 2005	By:	/s/ Brian K. Miller
Brian K. Miller
Senior Vice President and Chief Financial Officer